Exhibit 10.45
CLAWBACK POLICY

Kellanova

Kellanova (the “Company”) believes that it is in the best interests of the Company and its shareowners to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Company’s Board of Directors (the “Board”) has therefore adopted this policy, which provides for the recoupment of certain executive compensation in the event that the Company is required to prepare an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws (this “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules promulgated thereunder, and the listing standards of the national securities exchange on which the Company’s securities are listed.

ADMINISTRATION

This Policy shall be administered by the Compensation and Talent Management Committee of the Board (the “Committee”). Any determinations made by the Committee shall be final and binding on all affected individuals.

COVERED EXECUTIVES

This Policy applies to the Company’s current and former executive officers (as determined by the Committee in accordance with Section 10D of the Exchange Act, the rules promulgated thereunder, and the listing standards of the national securities exchange on which the Company’s securities are listed) (collectively, the “Covered Executives”). This Policy shall be binding and enforceable against all Covered Executives.

RECOUPMENT; ACCOUNTING RESTATEMENT

In the event that the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements (i) that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each an “Accounting Restatement”), the Committee will reasonably promptly require reimbursement or forfeiture of the Overpayment (as defined below) received by any Covered Executive (x) after beginning service as a Covered Executive, (y) who served as a Covered Executive at any time during the performance period for the applicable Incentive-Based Compensation (as defined below), and (z) during the three (3) completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three (3) completed fiscal years.

INCENTIVE-BASED COMPENSATION

Exhibit 10.45
For purposes of this Policy, “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, including, but not limited to: (i) non-equity incentive plan awards that are earned solely or in part by satisfying a financial reporting measure performance goal; (ii) bonuses paid from a bonus pool, where the size of the pool is determined solely or in part by satisfying a financial reporting measure performance goal; (iii) other cash awards based on satisfaction of a financial reporting measure performance goal; (iv) restricted stock, restricted stock units, stock options, stock appreciation rights, and performance share units that are granted or vest solely or in part based on satisfaction of a financial reporting measure performance goal; and (v) proceeds from the sale of shares acquired through an incentive plan that were granted or vested solely or in part based on satisfaction of a financial reporting measure performance goal.

Compensation that would not be considered Incentive-Based Compensation includes, but is not limited to: (i) salaries; (ii) bonuses paid solely based on satisfaction of subjective standards, such as demonstrating leadership, and/or completion of a specified employment period; (iii) non-equity incentive plan awards earned solely based on satisfaction of strategic or operational measures; and (iv) discretionary bonuses or other compensation that is not paid from a bonus pool that is determined by satisfying a financial reporting measure performance goal.

A financial reporting measure is: (i) any measure that is determined and presented in accordance with the accounting principles used in preparing financial statements, or any measure derived wholly or in part from such measure or (ii) stock price and total shareholder return. A financial reporting measure is not required to be presented within the Company’s financial statements or included in a filing with the U.S. Securities and Exchange Commission to qualify as a financial reporting measure. Financial reporting measures include, but are not limited to: net sales, operating profit, net income or earnings per share, net cash provided by operating activities; financial ratios; earnings before interest, taxes, depreciation and amortization; liquidity measures; and return measures.

OVERPAYMENT: AMOUNT SUBJECT TO RECOVERY

The amount to be recovered will be the amount of Incentive-Based Compensation received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid (the “Overpayment”). Incentive-Based Compensation is deemed “received” in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the vesting, payment or grant of the incentive-based compensation occurs after the end of that period.

For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement, the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received, and the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the exchange on which the Company’s securities are listed.

METHOD OF RECOUPMENT

Exhibit 10.45
The Committee will determine, in its sole discretion, the method or methods for recouping any Overpayment hereunder which may include, without limitation:

•requiring reimbursement of cash Incentive-Based Compensation previously paid;
•seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards granted as Incentive-Based Compensation;
•offsetting any or all of the Overpayment from any compensation otherwise owed by the Company to the Covered Executive;
•cancelling outstanding vested or unvested equity awards; and/or
•taking any other remedial or recovery action permitted by law, as determined by the Committee.

For the avoidance of doubt, any action by the Company to recover reimbursement of Incentive-Based Compensation under this Policy from a Covered Executive shall not, whether alone or in combination with any other action, event or condition, be deemed (i) “good reason” for resignation or to serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to such Covered Executive, or (ii) to constitute a breach of a contract or other arrangement to which such Covered Executive is party or otherwise subject.

LIMITATION ON RECOVERY; NO ADDITIONAL PAYMENTS

The right to recovery will be limited to Overpayments received during the three (3) completed fiscal years prior to the date on which the Company is required to prepare an Accounting Restatement (such date shall be the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement) and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three (3) completed fiscal years.

In no event shall the Company be required to award Covered Executives an additional payment if the restated or accurate financial results would have resulted in a higher Incentive- Based Compensation payment.

NO INDEMNIFICATION

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive-Based Compensation.

INTERPRETATION

The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and the applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed.

Exhibit 10.45

EFFECTIVE DATE

This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive-Based Compensation (including Incentive-Based Compensation granted pursuant to arrangements existing prior to the Effective Date). Notwithstanding the foregoing, this Policy shall only apply to Incentive-Based Compensation received (as determined pursuant to this Policy) on or after the effective date of Section 303A.14 of the NYSE Listed Company Manual (October 2, 2023).

AMENDMENT; TERMINATION

The Board may amend this Policy from time to time in its discretion. The Board may terminate this Policy at any time.

OTHER RECOUPMENT RIGHTS

The Board intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment or service agreement, cash-based bonus plan or program, equity award agreement, or similar agreement entered into on or after the adoption of this Policy shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, cash-based bonus plan or program, or similar agreement and any other legal remedies available to the Company (including, without limitation, pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, as amended); provided, however, that the foregoing is not intended to provide for duplicative recovery(ies) unless otherwise required by law.

IMPRACTICABILITY

The Committee shall recover any Overpayment in accordance with this Policy except to the extent that the Committee determines such recovery would be impracticable because:

(A) The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered;

(B) Recovery would violate home country law of the Company where that law was adopted prior to November 28, 2022; or

(C) Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

SUCCESSORS

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.